Exhibit 4.4

NEWTEK BUSINESS SERVICES CORP.
2015 STOCK INCENTIVE PLAN

1.	PURPOSE OF THE PLAN.

The purpose of this Plan is to advance the interests of the Newtek Business Services Corp. (the “Company”) through providing select Employees, Directors and Officers of the Company with the opportunity to acquire Common Stock and Restricted Stock. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentives to promote the success of the business. The Plan is not tax-qualified under Section 401(a) of the Code.

2.	DEFINITIONS.

As used herein, the following definitions shall apply.

(a)          “1940 Act” shall mean the Investment Company Act of 1940, as amended, and the rulings issued and regulations thereunder.

(b)          “Account” shall mean a bookkeeping account maintained by the Company in the name of a Participant.

(c)          “Affiliate” shall mean any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Code. The Company may at any time by amendment provide that different ownership thresholds apply (consistent with Section 409A of the Code). Notwithstanding the foregoing provisions of this definition, except as otherwise determined by the Board, a corporation or entity shall be treated as an Affiliate only if its employees would be treated as employees of the Company for purposes of the rules promulgated under the Securities Act of 1933, as amended, with respect to the use of Form S-8.

(d)          “Agreement” shall mean a written agreement entered into in accordance with Section 5(c) of the Plan.

(e)          “Award” shall mean an Option or Restricted Stock awarded pursuant to the Plan.

(f)          “Board” shall mean the Board of Directors of the Company, as the same may be constituted from time to time.

(g)          “Change in Control” shall mean any one of the following events: (i) the acquisition following the Effective Date of ownership, holding or power to vote more than 25% of the Company’s voting shares by any person or persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), (ii) the acquisition of the ability to control the election of a majority of the Board by any person or persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), (iii) the acquisition of a controlling influence over the management or policies of the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (iv) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of defining Change in Control, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The decision of the Committee as to whether a Change in Control has occurred shall be conclusive and binding.

(h)          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rulings issued and regulations promulgated thereunder.

(i)          “Committee” shall mean the committee appointed by the Board to administer the Plan, in accordance with Section 5(a) hereof.

(j)          “Common Stock” shall mean the common stock, par value $0.02 per share, of the Company.

(k)          “Company” shall mean Newtek Business Services Corp., and its successors and assigns.

(l)          “Continuous Service” shall mean the absence of any interruption or termination of service as an Employee, Director or Officer. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or transfers between payroll locations of the Company or between the Company and a successor, provided the Participant is continuously performing services for the Company.

(m)          “Director” shall mean any member of the Board.

(o)          “Disability” shall mean a physical or mental condition, which in the sole and absolute discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent a Participant from fulfilling his or her duties or responsibilities to the Company.

(p)          “Effective Date” shall mean the date specified in Section 14 hereof.

(q)          “Employee” shall mean any person employed by the Company.

(r)          “Employee Director” shall mean any member of the Board who is an Employee.

(s)          “Exercise Price” shall mean the price per Optioned Share at which an Option may be exercised.

(t)          “ISO” shall mean an Option which an Agreement identifies as an “incentive stock option” within the meaning of Section 422 of the Code and which satisfies the requirements under Section 422 of the Code to qualify as an “incentive stock option.”

(u)          “Market Value” shall mean the fair market value of the Common Stock, as determined under Section 7(b) hereof.

(v)          “Non-Employee Director” shall have the meaning provided in Rule 16b-3.

(v)          “Non-ISO” shall mean an option to purchase Common Stock which meets the requirements set forth in the Plan but which an Agreement identifies as not being an ISO or which by operation or the terms of grant fails to satisfy the requirements of Section 422 of the Code.

(w)          “Officer” shall mean any officer of the Company.

(x)          “Option” shall mean an ISO or a Non-ISO.

(y)          “Optioned Shares” shall mean shares of Common Stock subject to an Option granted pursuant to this Plan.

(z)          “Participant” shall mean any person who receives an Award pursuant to the Plan.

(aa)         “Performance Award” means an Award made pursuant to this Plan that is subject to the attainment of one or more performance goals.

(bb)         “Plan” shall mean this Newtek Business Services Corp. 2015 Stock Incentive Plan.

(cc)         “Restricted Stock” shall mean a grant of Common Stock under Section 9 of this Plan that is subject to certain restrictions and a risk of forfeiture.

(dd)         “Rule 16b-3” shall mean Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(ee)         “Year of Service” shall mean a full twelve-month period, measured from the grant date of an Award and each annual anniversary of that date, during which a Participant has not terminated Continuous Service for any reason.

3.	TERM OF THE PLAN AND OPTIONS.

(a)          Term of the Plan. This Plan shall remain in effect until terminated by the Board. Termination of the Plan shall not affect any Awards previously granted, and such Awards shall remain valid and in effect in accordance with their terms until they have been earned and paid, or by their terms expire or are forfeited. No Option shall be granted under the Plan after ten years from the Effective Date.

(b)          Term of Options. The term of each Option granted under the Plan shall be established by the Committee, but shall not exceed 10 years; provided, however, that in the case of an Employee who owns Common Stock representing more than 10% of the outstanding Common Stock at the time an ISO is granted, the term of such ISO shall not exceed five years.

4.	COMMON STOCK SUBJECT TO THE PLAN; CERTAIN LIMITS.

(a)          Share Reserve. Except as otherwise required under Section 11, the aggregate number of shares of Common Stock deliverable pursuant to Awards shall not exceed three million (3,000,000) shares of Common Stock. Such shares may either be authorized but unissued shares or shares held in treasury. The amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options and rights, together with any Restricted Stock issued and outstanding pursuant to the Plan, will not at the time of issuance of any warrant, option, right or share of Restricted Stock under the Plan, exceed 20 percent of the outstanding voting securities of the Company. If any Award should expire, become unexercisable, or be forfeited for any reason, the shares subject to the Award shall, unless the Plan shall have been terminated, be available for the grant of additional Awards under the Plan.

(b)          Limits on Individual Grants. The maximum number of shares of Common Stock for which an Employee or Employee Director may be granted Awards in any calendar year is 250,000 shares, subject to adjustment as described herein.

(c)          Limits on Grants of Restricted Stock. The amount of Restricted Stock issued and outstanding will not at the time of issuance of any shares of Restricted Shares exceed 10% of the outstanding voting securities of the Company. No single person shall be granted Awards of Restricted Stock relating to more than 25% of the shares reserved for issuance under the Plan.

5.	ADMINISTRATION OF THE PLAN.

(a)          Composition of the Committee. The Plan shall be administered by the Committee, appointed by the Board, and consisting of at least two members of the Board who are Non-Employee Directors. Members of the Committee shall serve at the pleasure of the Board. In the absence at any time of a duly appointed Committee, the Plan shall be administered by the Board. Notwithstanding the foregoing, with respect to Awards granted to Non-Employee Directors, the Board will act as the Committee.

(b)          Powers of the Committee. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to select Participants and grant Awards, (ii) to determine the form and content of Awards to be issued under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. The Committee may delegate its power and authority to a sub-committee or, with respect to Participants who are not elected Officers and/or subject to section 16 of the Securities Exchange Act of 1934, to one or more Officers, subject to guidelines established by the Committee. The Committee will delegate it power and authority to a sub-committee consisting of at least two Non-Employee Directors who are “outside directors” within the meaning of Section 162(m) of the Code, with respect to the grant or administration of an Award intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee. A “required majority”, as defined in Section 57(o) of the 1940 Act, will approve the issuance of Awards in accordance with Section 61(a)(3)(A)(iv) of the 1940 Act.

(c)          Agreement. Each Award shall be evidenced by an Agreement containing such provisions as may be approved by the Committee. Each such Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of an Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement. The terms of each such Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, the Committee shall set forth in each Agreement (i) the Exercise Price of an Option, if applicable, (ii) the number of shares of Common Stock subject to the Award, (iii) the manner, time and rate (cumulative or otherwise) of exercise or vesting of such Award, (iv) the restrictions, if any, to be placed upon such Award, or upon shares of Common Stock which may be issued upon exercise of such Award, and (v) whether the issuance or vesting of any shares of Common Stock is conditioned upon the achievement of certain performance metrics. The Chairman of the Committee and such other Directors and officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company with respect to Awards granted to Employee Directors and Employees and to cause them to be delivered to the recipients of the Awards. The Chairman of the Board and such other Directors and officers as shall be designated by the Board are hereby authorized to execute Agreements on behalf of the Company with respect to Awards granted to Non-Employee Directors and to cause them to be delivered to the recipients of the awards.

(d)          Effect of the Committee’s Decisions. All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

(e)          Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award, granted hereunder to the full extent provided for under the Company’s governing instruments and insurance policies with respect to the indemnification of Directors.

6.	GRANT OF OPTIONS.

(a)          General Rule. The Committee shall have the discretion to grant Employees, Employee Directors and Officers Options to purchase Optioned Shares, which shall be subject to any restrictions or conditions imposed pursuant to Sections 5 or 17 of this Plan, provided, that ISOs may not be granted to Officers who are not also Employees or Employee Directors. Options may not be granted to any Non-Employee Director or to any employee, director or officer of any Affiliate who is not also an Employee, Employee Director or Officer.

(b)          Special Rules for ISOs. The aggregate Market Value, as of the date an Option is granted, of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all incentive stock option plans, as defined in Section 422 of the Code, of the Company or any present or future Affiliate of the Company) shall not exceed $100,000. Notwithstanding the foregoing, the Committee may grant Options in excess of the foregoing limitations, in which case such Options granted in excess of such limitation shall be Options which are Non-ISOs.

7.	EXERCISE PRICE FOR OPTIONS.

(a)          Limits on Committee Discretion. The Exercise Price for an Option shall not be less than 100% of the Market Value of the Optioned Shares on the date of grant. In the case of an ISO to be granted to an Employee who owns shares of Common Stock representing more than 10% of the Company’s outstanding Common Stock at the time an ISO is granted, the Exercise Price shall not be less than 110% of the Market Value of the Optioned Shares on the date of grant.

(b)          Standards for Determining Exercise Price. If the Common Stock is listed on a national securities exchange (including the NASDAQ Market System) on the date in question, then the Market Value per Share shall be the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the Exercise Price shall be the average of the highest and lowest selling price on such exchange on the last date on which a Share was sold. If the Common Stock is not traded on a national securities exchange on the date in question, then the Market Value per Share shall be its fair market value as determined by the Committee in its sole and absolute discretion in accordance with Section 409A of the Code, provided that such fair market value shall not be less than the Company’s then-current net asset value as determined for purposes of section 61(a)(3)(A)(iii) of the 1940 Act.

8.	EXERCISE OF OPTIONS.

(a)          Generally. Unless the Committee specifically eliminates any vesting requirement or imposes a different vesting schedule in an Agreement granting an Option, each Option shall became vested and exercisable according to the following schedule:

Years of Continuous Service	Vested Percentage (applied to Optioned Shares)
Less than 1	0%
1	25%
2	50%
3	75%
4 or more	100%

Notwithstanding the foregoing, each Participant shall become fully (100%) vested immediately (i) upon termination of the Participant’s Continuous Service due to the Participant’s Disability or death, or (ii) upon a Change in Control or, if earlier, the execution of a definitive agreement to effect a Change in Control. An Option may not be exercised for a fractional Share.

(b)          Procedure for Exercise. A Participant may exercise an Option in whole or in part, subject to provisions relative to its termination and limitations on its exercise, only by delivery to the Committee or its designee, in accordance with procedures for the exercise of Options as the Committee may establish from time to time, of (i) written notice of intent to exercise the Option with respect to a specified number of whole shares of Common Stock, (ii) payment to the Company (contemporaneously with delivery of such notice) of the amount of the Exercise Price for the number of shares of Common Stock with respect to which the Option is then being exercised in (A) cash, or, if so permitted by the Board and if permitted by the 1940 Act and otherwise legally permissible, (B) through a net settlement, using shares of Common Stock received in the Option exercise or other shares of Common Stock owned by the Participant, (C) by such other means of payment that may be acceptable to the Board, or (D) in any combination of the foregoing permitted forms of payment, (iii) such representations and documents as are necessary or advisable to effect compliance with all applicable provisions of Federal or state securities laws or regulations; and (iv) in the event that the Option or portion thereof shall be exercised by any individual other than the Participant, appropriate proof of the right of such individual to exercise the Option or portion thereof. Each such notice (and payment where required) shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Treasurer of the Company at its executive offices. Common Stock utilized in full or partial payment of the Exercise Price for Options shall be valued at their Market Value at the date of exercise. Notwithstanding the foregoing, if the Exercise Price may be paid in Common Stock as provided above, Common Stock delivered by the Participant may be shares of Common Stock which were received by the Participant upon exercise of one or more previously exercised Options, but only if such Common Stock has been held by the Participant for at least six months, or such other period of time as is required, in the opinion of the independent auditor for the Plan, to avoid adverse financial accounting results.

(c)          Period of Exercisability. Except to the extent otherwise provided herein or in the terms of an Agreement, an Option may be exercised by a Participant only while he has maintained Continuous Service from the date of the grant of the Option, or within ninety (90) days after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire). Notwithstanding the foregoing, the Participant’s rights to exercise such option shall expire:

(1)          immediately upon termination of the Participant’s Continuous Service due to “Just Cause” which for purposes hereof shall have the meaning set forth in any unexpired employment, consulting, severance, retention, change-in-control or similar written agreement between the Participant and the Company or an Affiliate (and, in the absence of any such agreement, shall mean termination because of the Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), as determined by the Committee in its discretion or pursuant to a final cease-and-desist order;

(2)          immediately upon a determination by the Committee that the Participant has violated a non-competition provision contained in any unexpired employment, or consulting, or other written agreement between the Participant and the Company or an Affiliate;

(3)          two years from the date on which the Participant’s Continuous Service terminates due to his death (but not later than the date on which the Option would otherwise expire), during which time the Option may be exercised (to the extent that the Participant would have been entitled to exercise it immediately prior to his death) by the personal representatives of his estate or person or persons to whom his rights under such Option shall have passed by will or by the laws of descent and distribution; or

(4)          ninety (90) days following the termination of Participant’s Continuous Service for reasons other than Just Cause or death of the Participant

(d)          Effect of the Committee’s Decisions. The Committee’s determination whether a Participant’s Continuous Service has ceased, and the effective date thereof, shall be final and conclusive on all persons affected thereby.

9.	RESTRICTED STOCK.

(a)          Grants to Employees. The Committee shall have the discretion to grant Restricted Stock to Employees. The Committee shall notify the Participant in writing of the grant of the Award, the number of shares covered by the Award, and the terms upon which the shares subject to the Award may vest. The Committee shall maintain records as to all grants of Restricted Stock under the Plan.

(b)          Grants to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, each Participant who is a Non-Employee Director shall be granted up to 2,000 shares of Restricted Stock at the beginning of each one-year term of service on the Board. One-third of such shares of Restricted Stock shall vest on each of the next three anniversaries of the date of grant, provided that such Participant’s director relationship has not been terminated prior to such anniversary. Each grant of Restricted Stock to Non-Employee Directors will be made pursuant to this schedule and will not be changed without Commission approval.

(c)          Vesting. Except for grants to Non-Employee Directors and unless the Committee specifically eliminates any vesting requirement or imposes a different vesting schedule in an Agreement, Restricted Stock granted to Employees will become vested according to the following schedule:

Years of Continuous Service	Vested Percentage
Less than 1	0%
1	25%
2	50%
3	75%
4 or more	100%

Notwithstanding the foregoing, each Participant shall become fully (100%) vested immediately (i) upon the termination of the Participant’s Continuous Service due to the Participant’s Disability or death, or (ii) upon a Change in Control, or, if earlier, the execution of a definitive agreement to affect a Change in Control. Unless the Committee expressly provides otherwise, immediately upon the cessation of Continuous Service (as determined under criteria established by the Committee), that portion, if any, of any Restricted Stock that is not then vested will be returned to the Company and will be available to be issued as Awards under the Plan. The Board may provide in any Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from any cause, and the Board may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(d)          Dividends. Dividends, including deemed dividends, paid on Restricted Stock shall be paid at the dividend payment date, in cash or in shares of Common Stock having a Market Value equal to the amount of such dividends. Unless otherwise determined by the Board, Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

10.	PERFORMANCE AWARDS.

(a)          Generally. An Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to an Award that is a Performance Award shall be determined by the Committee, but in all cases such Performance Award will take the form of either Option or Restricted Stock. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion that may be exercised. Performance Awards granted to Participants that are not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be based on achievement of such goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(b)          Qualified Performance Awards. Performance Awards granted to Employees under the Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be granted, paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective performance goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the performance goal relates or (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a performance goal may be based on one or more business criteria that apply to the Employee, one or more business segments, units, or divisions of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A performance goal shall include one or more of the following:

•	Net Unrealized Appreciation and Net Realized Gains;

•	Net Investment Income or Net Realized Income per share (actual or targeted growth);

•	Economic value added;

•	Net Investment Income or Net Realized Income measures;

•	Dividend and Dividends per share measures;

•	Cash flow and liquidity measures;

•	Return measures (including but not limited to return on capital employed, return on equity, return on investment and return on assets);

•	Operating measures (including but not limited to productivity, efficiency, and scheduling measures);

•	Expense targets (including but not limited to funding and development costs and general and administrative expenses); or

•	Stock price measures (including but not limited to growth measures and total stockholder return).

Unless otherwise stated, such a performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to performance goals, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(2)(i) as to grants to those Employees whose compensation is, or is likely to be, subject to Section 162(m) of the Code, and the Committee, in establishing such goals and interpreting the Plan, shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of performance goals, the Committee must certify in writing that applicable performance goals and any of the material terms thereof were, in fact, satisfied. The Committee may, in its discretion and consistent with the terms of the Performance Award, reduce the amount of a Performance Award paid upon achievement of the performance goals, but it may not exercise any discretion to increase such amount. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any qualified performance awards made pursuant to this paragraph (b) shall be determined by the Committee.

11.	CHANGE IN CONTROL; EFFECT OF CHANGES IN COMMON STOCK SUBJECT TO THE PLAN.

(a)          Change in Control. Immediately prior to a Change in Control or, if earlier, the execution of a definitive agreement to effect a Change in Control, all Options and Restricted Stock shall become fully vested and exercisable notwithstanding any other provision of the Plan or any Agreement.

(b)          Recapitalizations; Stock Splits, Etc. In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities, any stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar transactions or events, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall make equitable adjustment in (i) the number and kind of shares of Common Stock deemed to be available thereafter for grants of Awards under this Plan, (ii) the number and kind of shares that may be delivered or deliverable in respect of outstanding Awards, and (iii) the exercise price to prevent such dilution or enlargement of rights.

(c)          Transactions in which the Company is Not the Surviving Entity. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company’s assets (any of the foregoing to be referred to herein as a “Transaction”), all outstanding Awards, together with the Exercise Prices thereof, shall be equitably adjusted for any change or exchange of shares of Common Stock for a different number or kind of shares or other securities which results from the Transaction, and the forfeiture provisions set forth in Sections 8(c)(2) and 17(c) shall automatically become null and void.

(d)          Special Rule for ISOs. Any adjustment made pursuant to subsections (a) or (b) hereof shall be made in such a manner as not to constitute a modification of an ISO, within the meaning of Section 424(h) of the Code.

(e)          Conditions and Restrictions on New, Additional, or Different Shares or Securities. If, by reason of any adjustment made pursuant to this Section 11, a Participant becomes entitled to new, additional, or different shares of stock or securities, then, except as expressly provided in this Section 11, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares of Common Stock pursuant to the Award before the adjustment was made.

(f)          Other Issuances. Except as expressly provided in this Section, the issuance by the Company or an Affiliate of shares of stock of any class, or of securities convertible into stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number, class, or Exercise Price of Common Stock then subject to Awards or reserved for issuance under the Plan.

(g)          Certain Special Dividends. The Exercise Price of and number of shares of Common Stock subject to outstanding Awards shall be proportionately adjusted upon the payment of a special, nonrecurring dividend that has the effect of a return of capital to the shareholders.

12.	TRANSFERABILITY OF AWARDS.

ISOs and Restricted Stock may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, or any other provision of this Plan, a Participant who holds Non-ISOs may transfer such Awards to his or her spouse, lineal ascendants, or to a duly established trust for the benefit of one or more of these individuals. The Awards so transferred may thereafter be transferred only to the Participant who originally received the grant or to an individual or trust to whom the Participant could have initially transferred the Awards pursuant to this Section 12. Awards which are transferred pursuant to this Section 12 shall be exercisable or earned by the transferee according to the same terms and conditions as applied to the Participant. Notwithstanding any other provision of this Plan to the contrary, Common Stock that is received pursuant to an Award may not be sold within the six-month period following the grant date of that Award, except in the event of the Participant’s death or Disability, or such other event as the Board may specifically deem appropriate.

13.	TIME OF GRANTING AWARDS.

The date of grant of an Award shall, for all purposes, be the later of the date on which the Committee, or, if applicable, the “required majority”, as defined in Section 57(o) of the 1940 Act, approves the issuance of the Award, and the Effective Date. Notice of the determination shall be given to each Participant to whom an Award is so granted within a reasonable time after the date of such grant.

14.	EFFECTIVE DATE.

The Plan was adopted by the Board on April 27, 2015, and will become effective upon the Plan’s approval by a favorable vote of shareholders of a majority of the total votes cast at a duly called meeting of the Company’s shareholders held in accordance with applicable laws, but its effectiveness and the effectiveness of any grants of Awards shall be contingent upon the U.S. Securities and Exchange Commission granting an order exempting the Company from Sections 23(a), 23(b), 23(c), and 63 of the 1940 Act.

15.	MODIFICATION OF OPTIONS.

At any time, and from time to time, the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Option, provided no such modification shall confer on the holder of said Option any right or benefit which could not be conferred on him by the grant of a new Option at such time, impair the Option without the consent of the holder of the Option, or have the effect of reducing the Exercise Price for the Option.

16.	AMENDMENT AND TERMINATION OF THE PLAN.

The Board may from time to time amend the terms of the Plan and, with respect to any shares of Common Stock at the time not subject to Awards, suspend or terminate the Plan, subject to applicant requirements in (a) the Company’s articles of incorporation or by-laws and (b) applicable law and orders. Unless sooner termination, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is approved by the Stockholders of the Company. No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair the balance credited to the Participant’s Account or any rights or obligations under any Award theretofore granted.

17.	CONDITIONS UPON ISSUANCE OF SHARES OF COMMON STOCK.

(a)          Compliance with Securities Laws. Common Stock shall not be issued with respect to any Award unless the issuance and delivery of such shares of Common Stock shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the shares of Common Stock may then be listed.

(b)          Special Circumstances. The inability of the Company to obtain approval from any regulatory body or authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such shares of Common Stock. As a condition to the Award, the Committee may require the person receiving or exercising the Award to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

(c)          Repurchase Right; Damages. The Company shall have the right to cause the forfeiture of the Common Stock (in the case of Optioned Shares, in exchange for any Exercise Price paid by the Participant) received pursuant to an Award if the Participant breaches a non-competition provision in any unexpired employment, consulting or other written agreement between the Participant and the Company or an Affiliate. If a Participant has disposed of such shares of Common Stock, the Company may seek compensatory damages from the Participant, as well as seek specific performance for the sale to the Company of such other shares of Common Stock that the Participant owns or controls (but only to the extent necessary to provide the Company with the recovery contemplated in the preceding sentence).

(d)          Committee Discretion. The Committee shall have the discretionary authority to impose in Agreements such restrictions on shares of Common Stock as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal, or to establish repurchase rights, or to pay a Participant the in-the-money value of his or her Award in consideration for its cancellation, or all of these restrictions.

18.	RESERVATION OF SHARES OF COMMON STOCK.

The Company, during the term of the Plan, will reserve and keep available a number of shares of Common Stock sufficient to satisfy the requirements of the Plan.

19.	WITHHOLDING TAX.

The Company’s obligation to deliver shares of Common Stock or make cash payments pursuant to an Award shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment tax withholding obligations. To the extent that the Company is required to withhold any federal, state or local income and employment taxes in respect of any compensation income realized by the Participant in respect of Common Stock acquired pursuant to an Award, or in respect of any Common Stock becoming vested, then the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such federal, state or local income and employment taxes required to be so withheld. If no such payments are due or to become due to such Participant, or if such payments are insufficient to satisfy such federal, state or local income or employment taxes, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. The Committee, in its discretion, may permit the Participant to satisfy the obligation, in whole or in part, by irrevocably electing to have the Company withhold shares of Common Stock, or to deliver to the Company shares of Common Stock that he already owns, having a value equal to the amount required to be withheld. The value of the shares of Common Stock to be withheld, or delivered to the Company, shall be based on the Market Value of the Common Stock on the date the amount of tax to be withheld is determined. As an alternative, the Company may retain, or sell without notice, a number of such shares of Common Stock sufficient to cover the amount required to be withheld.

20.	NO SHAREHOLDER RIGHTS.

No Participant shall have any voting or dividend rights or other rights of a shareholder in respect of any shares of Common Stock subject to an Option covered by an Award prior to the time said shares are actually distributed. Subject to the provisions of the Plan and the applicable Agreement, holders of Restricted Stock shall have all the rights upon issuance of the Restricted Stock Award including, without limitations, voting rights and the right to receive dividends.

21.	NO EMPLOYMENT OR OTHER RIGHTS.

In no event shall an Employee’s, Director’s or Officer’s eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Employee, Director, Officer or any other party to continue service with the Company or any Affiliate. No Employee, Director or Officer shall have a right to be granted an Award or, having received an Award, the right to again be granted an Award. However, an Employee, Director or Officer who has been granted an Award may, if otherwise eligible, be granted an additional Award or Awards.

22.	NO FIDUCIARY RELATIONSHIP.

None of the members of the Board has any duty to manage or operate the Plan to maximize the benefits granted hereunder, but rather shall have full discretionary power to make all management and operational decisions based on their determination of the respective best interests of the Company, it shareholders and the Participants. The Plan shall not be construed to create any fiduciary relationship between the Board or the Committee and the Participants.

23.	SEVERABILITY.

If any provision of the Plan is held invalid or unenforceable, such determination shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

24.	1940 ACT.

No provision of this Plan is intended to contravene any portion of the 1940 Act, and in the event of any conflict between the provisions of the Plan or any Award and the 1940 Act, the applicable Section of the 1940 Act shall control and all Awards under the Plan shall be so modified. All Participants holding such modified Awards shall be notified of the change to their Awards and such change shall be binding on such Participants. At all times during such periods as the Company qualifies or is intended to qualify as a “business development company,” no Award may be granted under the Plan if the grant of such Award would cause the Company to violate the 1940 Act and, if otherwise approved for grant, shall be void and of no effect. Additionally, notwithstanding any provision in this Plan to the contrary, the Plan will be operated, administered, and construed consistent with any exemptive order issued by the Commission under the 1940 Act.

25.	GOVERNING LAW.

Except to the extent that federal law shall be deemed to apply, the Plan shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law principle that might otherwise refer construction or interpretation of the Plan to another jurisdiction. Unless otherwise provided in an Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the Federal or state courts of the State of New York to resolve any issue that may arise out of or relate to the Plan or any Award.